Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of our report dated March 27, 2006, relating to the consolidated financial statements of Roo Group, Inc. and subsidiaries, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Moore Stephens, P.C.

Moore Stephens, P.C.
New York, New York
December 19, 2006